Exhibit 99.1

Willdan Group Reports Third Quarter 2014 Financial Results

Reports 33.2% Revenue Increase and 9th Consecutive Quarter of Profitability

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif., November 6, 2014 — Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended September 26, 2014, and provided a business update.

For the third quarter of 2014, Willdan reported total contract revenue of $28.2 million and net income of $4.2 million, or $0.53 per diluted share. For the nine months ended September 26, 2014, total contract revenue was $77.8 million and net income was $7.4 million, or $0.96 per diluted share.

“We delivered strong third quarter financial and operating results, and our ninth consecutive quarter of profitability,” said Willdan’s Chief Executive Officer Tom Brisbin.  “Our revenue grew by 33% year-over-year due primarily to increases in demand for our energy efficiency services as well as greater demand for our engineering services as the economy improves and municipalities have more funds for outsourcing services. Revenue growth, combined with our actions to manage expenses and improve our cash conversion cycle, resulted in a significant increase in net income even without the benefit of a reversal of a deferred tax asset valuation allowance.

“The improved economic environment together with further diversification of our service offerings and expansion into new geographies are securing a solid foundation for future growth and profitability,” he added. “Additionally, our strong balance sheet positions us for additional growth opportunities through strategic acquisitions.”

Third Quarter 2014 Financial Highlights

Total contract revenue for the third quarter of 2014 increased 33.2% to $28.2 million compared with $21.2 million for the third quarter of 2013. Revenue growth was due primarily to a $5.0 million increase in contract revenue for the Energy Efficiency Services segment to $13.6 million for the third quarter of 2014, resulting from an increase in the direct installation of energy efficiency measures from energy efficiency audits in New York and California. Contract revenue for the Engineering Services segment increased by $2.0 million to $11.1 million as a result of greater demand for city engineering services in northern California, our building and safety, and construction management services. Contract revenue for the Public Finance Services segment and the Homeland Security Services segment was $2.8 million and $0.7 million, respectively.

Net income for the quarter ended September 26, 2014 increased by $3.3 million, to $4.2 million, or $0.53 per diluted share. During the third quarter of 2014, Willdan concluded that it was more likely than not that its deferred tax assets, for which a valuation allowance had been established, will be realized. Accordingly, Willdan reversed all of its deferred tax asset valuation allowance. Excluding reversal of the deferred tax asset valuation allowance of $4.6 million, Willdan’s net income totaled $2.7 million, or $0.34 per diluted share for the quarter ended September 26, 2014, compared with net income of $0.8 million, or $0.11 per diluted share, for the quarter ended September 27, 2013.

Revenue, net of subcontractor costs, (as defined below) for the third quarter of 2014 increased 28% to $22.2 million compared with $17.4 million for the third quarter of 2013.

Direct costs of contract revenue were $16.5 million for the third quarter of 2014, compared with $12.0 million for the third quarter of 2013.  The $4.5 million increase resulted primarily from increased demand for the energy efficiency, sustainability and renewable energy services of Willdan Energy Solutions, which generally utilizes a higher percentage of subconsultants than Willdan’s other subsidiaries.

Gross margin for the third quarter of 2014 was 41.6% compared with gross margin of 43.4% for the third quarter of 2013.

Total general and administrative expenses for the third quarter of 2014 increased by 9.1% to $9.1 million compared with $8.3 million in the prior year period.

Nine Months 2014 Financial Highlights

Total contract revenue for the nine months ended September 26, 2014 increased 23.5% to $77.8 million from $63.0 million for the nine months ended September 27, 2013. The increase was due primarily to an $11.1 million increase in contract revenue for the Energy Efficiency Services segment resulting from an increase in the direct installation of energy efficiency measures from energy efficiency audits in New York and California. Contract revenue for the Engineering Services segment increased by $3.5 million to $29.5 million as a result of greater demand for our city engineering services in northern California, our building and safety, and construction management services. Contract revenue was $8.0 million and $2.7 million, for the Public Finance Services and the Homeland Security Services segment, respectively.

Net income for the nine months ended September 26, 2014 increased by $5.4 million to $7.4 million, or $0.96 per diluted share. Excluding reversal of the deferred tax asset valuation allowance of $4.6 million, Willdan’s net income totaled $6.0 million, or $0.78 per diluted share for the nine months ended September 26, 2014, compared with net income of $1.9 million, or $0.26 per diluted share, for the nine months ended September 27, 2013.

Revenue, net of subcontractor costs (as defined below), for the nine months ended September 26, 2014 increased 21% to $61.8 million from $51.0 million for the nine months ended September 27, 2013.

Direct costs of contract revenue were $45.9 million for the nine months ended September 26, 2014, compared with $35.4 million for the nine months ended September 27, 2013. The $10.5 million increase resulted primarily from increased demand for the energy efficiency, sustainability and renewable energy services of Willdan Energy Solutions, which generally utilizes a higher percentage of subconsultants than Willdan’s other subsidiaries and an increase in personnel costs of $2.4 million.

Gross margin for the first nine months of 2014 was 41.0% compared with gross margin of 43.8% for the prior year period.  Accounts receivable days outstanding was 77 days for the nine months ended September 26, 2014, compared with 75 days for the nine months ended September 27, 2013.

Total general and administrative expenses for the nine months ended September 26, 2014 increased by 1.7% to $25.9 million from $25.5 million for the prior year period, but decreased as a percentage of contract revenue from 40.5% for the third quarter of 2013 to 33.4% for the third quarter of 2014.

Adjusted EBITDA (as defined below) was $6.3 million and Adjusted EBITDA margin (as defined below) was 8.1% for the nine months ended September 26, 2014, compared with $2.6 million and 4.1%, respectively, for the nine months ended September 27, 2013.

	Three Months Ended		Nine Months Ended
In thousands (except per share data)	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Revenue	$28,187	$21,167	$77,843	$63,048

Income from operations	2,651	882	5,904	2,057
Interest income	1	3	4	8
Interest expense	(4)	(9)	(11)	(86)
Other, net	49	10	116	35
Income tax (benefit) expense	(1,464)	44	(1,356)	85
Net income	$4,161	$842	$7,369	$1,929

Earnings per share:
Basic	$0.56	$0.11	$0.99	$0.26
Diluted	$0.53	$0.11	$0.96	$0.26

Weighted average shares outstanding:
Basic	7,507	7,359	7,440	7,349
Diluted	7,855	7,526	7,700	7,443

Liquidity and Capital Resources

Willdan reported $13.4 million in cash and cash equivalents at September 26, 2014, compared with $8.1 million at December 27, 2013. Willdan’s primary sources of liquidity are cash generated from operations and a revolving line of credit with BMO Harris Bank, N.A., which matures on March 24, 2016. In connection with the new credit facility entered into during the first half of 2014, no cash amounts are restricted as of September 26, 2014 compared with $5.0 million at December 27, 2013. Cash flows provided by operating activities were $5.8 million for the nine months ended September 26, 2014, compared with $4.2 million for the nine months ended September 27, 2013.

Outlook

Willdan expects to achieve contract revenue growth of at least 15% for full year 2014, and is targeting contract revenue growth of up to 15% per year for 2015 and 2016 from combined organic and acquisitive growth. Willdan is reaffirming additional three-year financial and operational targets announced on June 20, 2014, as follows:

•                  Gross margin of 40% to 45%

•                  Adjusted EBITDA margin of 5% to 10%

•                  Accounts receivable days outstanding of 70 to 75

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, we routinely subcontract various services. Generally, these subcontractor costs are passed through to our clients and, in accordance with GAAP and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, we segregate costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to revenues, net of subcontractor costs is provided at the end of this news release.

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income plus net interest expense, income tax expense (benefit), depreciation and amortization, goodwill impairment and other non-recurring income and expense items occurring in such period. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-recurring income and expense items from its operational results, which may facilitate comparison of its results from period to period. A reconciliation of net income as reported in accordance with U.S. GAAP to Adjusted EBITDA is provided at the end of this news release.

Adjusted EBITDA margin is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA margin as Adjusted EBITDA (as defined above) divided by total contract revenue in such period. Willdan believes Adjusted EBITDA margin can provide an investor with a cleaner view of a company’s core profitability. A reconciliation of Adjusted EBITDA margin is provided at the end of this news release.

Willdan’s definition of Revenue, net of subcontractor costs, Adjusted EBITDA, and Adjusted EBITDA margin may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with U.S. GAAP, such as contract revenue and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, November 6, 2014, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-471-3843 (719-325-2315 for international callers).  When prompted, ask for the “Willdan Group, Inc., Third Quarter 2014 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through November 20, 2014, by dialing 888-203-1112 (719-457-0820 for international callers).  The replay access code is 2327628.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Celebrating its 50th year of business, Willdan provides outsourced professional technical and consulting services to public agencies, public and private utilities, and commercial and industrial firms throughout the United States. Willdan benefits from well-established relationships, industry-leading expertise and a solid reputation for delivering projects on time and on budget. The company’s service offerings span a broad set of complementary disciplines that include engineering and planning, energy efficiency and sustainability, financial and economic consulting, and national preparedness. Willdan has crafted this set of integrated services so that, in the face of an evolving environment—whether economic, natural, or built—Willdan can continue to extend the reach and resources of its clients. For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to our ability to expand our service offerings and geographic reach, continue to win new contracts and locate and successfully complete acquisition opportunities. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2013. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 26, 2014	December 27, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents including restricted cash of $0 and $5,000,000 at September 26, 2014 and December 27, 2013, respectively	$13,374,000	$8,134,000
Accounts receivable, net of allowance for doubtful accounts of $724,000 and $385,000 at September 26, 2014 and December 27, 2013, respectively	14,100,000	13,167,000
Costs and estimated earnings in excess of billings on uncompleted contracts	14,046,000	9,635,000
Other receivables	888,000	212,000
Prepaid expenses and other current assets	1,375,000	2,377,000
Total current assets	43,783,000	33,525,000

Equipment and leasehold improvements, net	1,015,000	691,000
Other assets	554,000	333,000
Deferred income taxes, net of current portion	4,968,000	3,688,000
Total assets	$50,320,000	$38,237,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$1,136,000	$1,473,000
Accounts payable	4,198,000	3,957,000
Accrued liabilities	8,722,000	5,808,000
Billings in excess of costs and estimated earnings on uncompleted contracts	4,430,000	2,247,000
Current portion of notes payable	—	517,000
Current portion of capital lease obligations	261,000	129,000
Current portion of deferred income taxes	3,205,000	3,688,000
Total current liabilities	21,952,000	17,819,000

Capital lease obligations, less current portion	222,000	85,000
Deferred lease obligations	34,000	120,000
Total liabilities	22,208,000	18,024,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized: 7,538,000 and 7,375,000 shares issued and outstanding at September 26, 2014 and December 27, 2013, respectively	75,000	74,000
Additional paid-in capital	35,183,000	34,654,000
Accumulated deficit	(7,146,000)	(14,515,000)
Total stockholders’ equity	28,112,000	20,213,000
Total liabilities and stockholders’ equity	$50,320,000	$38,237,000

 WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2014	2013	2014	2013

Contract revenue	$28,187,000	$21,167,000	$77,843,000	$63,048,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	7,290,000	6,136,000	20,495,000	18,108,000
Subconsultant services and other direct costs	9,179,000	5,836,000	25,471,000	17,336,000
Total direct costs of contract revenue	16,469,000	11,972,000	45,966,000	35,444,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	5,444,000	4,947,000	15,376,000	15,433,000
Facilities and facilities related	1,084,000	1,167,000	3,271,000	3,504,000
Stock-based compensation	81,000	36,000	174,000	124,000
Depreciation and amortization	124,000	125,000	329,000	401,000
Lease abandonment, net	—	—	—	13,000
Other	2,334,000	2,038,000	6,823,000	6,072,000
Total general and administrative expenses	9,067,000	8,313,000	25,973,000	25,547,000
Income from operations	2,651,000	882,000	5,904,000	2,057,000

Other income (expense), net:
Interest income	1,000	3,000	4,000	8,000
Interest expense	(4,000)	(9,000)	(11,000)	(86,000)
Other, net	49,000	10,000	116,000	35,000
Total other income (expense), net	46,000	4,000	109,000	(43,000)
Income before income taxes	2,697,000	886,000	6,013,000	2,014,000

Income tax (benefit) expense	(1,464,000)	44,000	(1,356,000)	85,000
Net income	$4,161,000	$842,000	$7,369,000	$1,929,000

Earnings per share:
Basic	$0.55	$0.11	$0.99	$0.26
Diluted	$0.53	$0.11	$0.96	$0.26

Weighted-average shares outstanding:
Basic	7,507,000	7,359,000	7,440,000	7,349,000
Diluted	7,855,000	7,526,000	7,700,000	7,443,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Cash flows from operating activities:
Net income	$7,369,000	$1,929,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	329,000	452,000
Deferred income taxes	(1,763,000)	—
Lease abandonment expense, net	—	13,000
Gain on sale of equipment	(3,000)	(3,000)
Provision for doubtful accounts	401,000	219,000
Stock-based compensation	174,000	118,000
Changes in operating assets and liabilities:
Accounts receivable	(1,334,000)	4,872,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,411,000)	295,000
Other receivables	(676,000)	33,000
Prepaid expenses and other current assets	1,002,000	212,000
Other assets	(221,000)	(7,000)
Accounts payable	241,000	(3,551,000)
Changes in excess of outstanding checks over bank balance	(337,000)	(19,000)
Accrued liabilities	2,914,000	620,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,183,000	(805,000)
Deferred lease obligations	(86,000)	(232,000)
Net cash provided by operating activities	5,782,000	4,146,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(179,000)	(248,000)
Proceeds from sale of equipment	5,000	16,000
Net cash used in investing activities	(174,000)	(232,000)

Cash flows from financing activities:
Payments on notes payable	(517,000)	(604,000)
Borrowings under line of credit	—	266,000
Repayments on line of credit	—	(3,266,000)
Principal payments on capital lease obligations	(207,000)	(50,000)
Proceeds from stock option exercise	280,000	15,000
Proceeds from sales of common stock under employee stock purchase plan	76,000	73,000
Net cash used in financing activities	(368,000)	(3,566,000)
Net increase in cash and cash equivalents	5,240,000	348,000
Cash and cash equivalents at beginning of the period	8,134,000	10,006,000
Cash and cash equivalents at end of the period	$13,374,000	$10,354,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$11,000	$86,000
Income taxes	61,000	164,000

Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital lease obligations	$476,000	$60,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income and “Net Income, Excluding Income Tax Benefit”

	Three Months Ended	Nine Months Ended
In thousands (except per share data)	September 26, 2014	September 26, 2014
Net income	$4,161	$7,369
Income tax (benefit) expense	(1,464)	(1,356)
Net income, excluding income tax benefit	$2,697	$6,013

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Costs”

	Three Months Ended				Nine Months Ended
	September 26,	September 27,	Change		September 26,	September 27,	Change
In thousands	2014	2013	$	%	2014	2013	$	%
Contract revenue	$28,187,000	$21,167,000	7,020,000	33	$77,843,000	$63,048,000	14,795,000	23
Subcontractor costs	6,019,000	3,788,000	2,231,000	59	15,996,000	12,031,000	3,965,000	33

Revenue, net of subcontractor costs	$22,168,000	$17,379,000	4,789,000	28	$61,847,000	$51,017,000	10,830,000	21

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

The following is a reconciliation of net income to Adjusted EBITDA:

	Nine Months Ended
In thousands	September 26, 2014	September 27, 2013
Net income	$7,369	$1,929
Interest income	4	(8)
Interest expense	(11)	86
Income tax (benefit) expense	(1,356)	85
Lease abandonment, net	—	13
Depreciation and amortization	329	452
Gain (loss) on sale of assets	1	(3)
Adjusted EBITDA	$6,336	$2,554
Adjusted EBITDA margin	8.1%	4.1%

Contact:

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com

Or

Investor/Media Contact
Financial Profiles, Inc.
Tel: 310-478-2700
Moira Conlon: mconlon@finprofiles.com
Jody Cain: jcain@finprofiles.com